Exhibit 10.1

FOURTH AMENDED AND RESTATED EMPLOYMENT AGREEMENT

(Scott D. Peters)

August 29, 2003

THIS FOURTH AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is dated as of August 29, 2003 (the “Effective Date”), by and between Golf Trust of America, Inc., a Maryland corporation (the “Company”), and Scott D. Peters, an individual (the “Executive”).

THE COMPANY AND THE EXECUTIVE ENTER THIS AGREEMENT on the basis of the following facts, understandings and intentions:

A.                                   The Executive has been an executive of the Company employed under that certain Employment Agreement dated as of February 7, 1997, as amended and restated as of July 25, 1997, and as further amended and restated as of November 8, 1999 (the “Original Agreement”), which employment commenced on the date of the closing of the Company’s initial public offering on February 12, 1997 (the “Commencement Date”).

B.                                     The Executive and the Company agreed to amend the Original Agreement pursuant to an agreement dated February 25, 2001 (the “Existing Agreement”).

C.                                     As a result of the changed circumstances of the Company since the execution of the Existing Agreement, including, inter alia, the following: (i) the recent sale of Sandpiper, Eagle Ridge and Mystic Creek golf courses; (ii) the payoff of the Company’s credit line; (iii) the accelerated sale by the Company of certain of its other properties; (iv) the anticipated takeover and operation of the Innisbrook Resort by the Company, with related changes to the business plan of the Company related thereto; (v) a reduction in the time and expense of set-up procedures to facilitate compliance with the disclosure requirements of being a public company and a corresponding reduction in the Company’s need for the Executive’s services; (vi) the Executive’s objective to obtain new employment; (vii) the Executive’s willingness to remain on the Board of Directors of the Company (the “Board,” which term shall also include the board of directors or board of trustees of any successor in interest to the Company) and maintain Executive’s responsibilities as Chief Financial Officer of the Company for a limited period of time; and (viii) the Company’s desire to initially retain the Executive as a full-time employee on a temporary basis and, thereafter, transition the Executive to a modified schedule.

D.                                    The Executive desires to modify the Executive’s employment with the Company in order to accommodate the changed circumstances and needs of the Company as set forth in Recital C above.

E.                                      The Company and the Executive desire to amend and restate the Existing Agreement in its entirety as set forth below.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Company and the Executive agree as follows:

1.                                       Employment.  The Company hereby agrees to continue to employ the Executive, and the Executive hereby agrees to continue to be employed by the Company, on the terms and conditions set forth herein.

2.                                       Term.  The term of this Agreement commenced on the Commencement Date and will terminate one (1) year after the end of the Modified Schedule (as defined below).  Such term in its full duration is herein referred to as the “Term.”

(a)                                  Initial Employment Period. The period of the Executive’s employment under this Agreement from the period beginning on the Effective Date and ending on the Date of Initial Employment Termination (as defined in Section 5(f) of this Agreement), is herein referred to as the “Initial Employment Period.”

(b)                                 Modified Schedule.  The period of the Executive’s employment under this Agreement, consisting of the period following completion of the Initial Employment Period and ending on the Date of Termination of  Modified Schedule (as defined in Section 5.A(c) of this Agreement) is herein referred to as the “Modified Schedule.”

3.                                       Position.

(a)                                  Title and Position.

(i)                                     During the Initial Employment Period, the Executive shall continue to be employed as an executive officer of the Company with the title of Senior Vice President and Chief Financial Officer or in such other executive position as the Board may from time to time determine with the reasonable consent of the Executive.  In the performance of the Executive’s duties as an officer, the Executive shall be subject to the direction of the Board and the President and shall not be required to take direction from or report to any other person unless otherwise directed by the Board or the President.  The Executive’s duties and authority shall be commensurate with the Executive’s title and position with the Company.

(ii)                                  During the Modified Schedule, the Executive shall continue to be employed as an executive officer of the Company with the title of  Chief Financial Officer (or in such other executive position as the Board may from time to time determine with the reasonable consent of the Executive) and shall maintain the Executive’s responsibilities as Chief Financial Officer of the Company, including, inter alia, the following: managing investor relations; coordinating the outside auditor needs of the Company and certification requirements; providing litigation support; coordinating the preparation of the budgets for the golf courses owned by the Company (directly or indirectly), including, without limitation, the Innisbrook Resort; conducting performance reviews of employees; maintaining primary responsibility for the contents and the filing of all public reports (regular and periodic) with the Securities and Exchange Commission; maintaining primary responsibility for the contents of all earnings releases; executing all public reports (and all certifications required thereby) as the principal accounting and financial officer of the Company; coordinating and participating in all earnings releases and analyst calls; coordinating at the request of the Audit Committee all information required by the Audit Committee; supervising the Company’s Controller and site personnel; maintaining relationships with any lenders under any new credit facilities of the Company, including the execution of all certifications to the lenders; assisting the Company with the formation of a liquidating trust, as the President may request; and advising the Company (and its affiliates) on various special projects of the Company as requested by the Company from time to time.

(iii)                               During the Term and thereafter for so long as the Executive is elected by the Company’s stockholders (or other appropriate body), the Executive hereby agrees to serve as a member of the Board.  The Executive understands that the Executive’s position as a member of the Board is subject to nomination by the Board.

(b)                                 Place of Employment.

(i)                                     During the Initial Employment Period, the Executive shall perform the services and duties required by this Agreement at the Company’s place of business in Charleston, South Carolina, or at such other location as the President of the Company shall determine; provided, however, that the Company may require the Executive to travel to other locations on the Company’s business.

(ii)                                  At all times during the Modified Schedule, the Executive may perform the services and duties required by this Agreement at the Company’s place of business in Charleston, South Carolina, or at such other location as the Executive shall determine in the Executive’s reasonable discretion, subject to the requirement that the Executive shall at all times comply with applicable law and the policies and procedures of the Company.

(c)                                  Duties.

(i)                                     During the Initial Employment Period, the Executive shall devote commercially reasonable efforts and substantially full working time and attention to the promotion and advancement of the Company and its welfare.  During the Initial Employment Period, the Executive shall serve the Company faithfully and to the best of the Executive’s ability, and shall perform such services and duties in connection with the business, affairs and operations of the Company as may be assigned or delegated to him from time to time by or under, and in accordance with, the authority and direction of the Board.  During the Initial Employment Period, the Company shall retain the right to direct and control the means and methods by which the Executive performs the above services.

(ii)                                  During the Modified Schedule, the Executive shall continue to be employed by the Company but shall have no authority to bind the Company by contract or otherwise, except as set forth in Section 3(a)(ii) above or as specifically directed by the President of the Company in each instance.  During the Modified Schedule, the Executive shall perform the Executive’s duties at the general discretion of the Company, but the Executive shall determine, in consultation with, and with the approval of, the President of the Company, the manner and means by which the Executive’s services and duties are accomplished, subject to the requirement that the Executive shall at all times comply with applicable law and the policies and procedures of the Company.

(d)                                 Other Activities.  Except with the prior written approval of the Board (which the Board may grant or withhold in its sole and absolute discretion) and except as may be set forth in Section 9 of this Agreement, the Executive, during the Term, shall not (i) accept any other employment (except during the Modified Schedule), or (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that (a) is currently competitive with the Company, or (b) may become competitive with, or that might place the Executive in a competing position to, that of the Company or any of its affiliates.  Notwithstanding the foregoing, the Company agrees that the Executive (or affiliates of the Executive) shall be permitted (i) to undertake the activities set forth in Section 9, and (ii) to make any other passive personal investment that is not in a business activity competitive with the Company.

4.                                       Compensation and Related Matters.

(a)                                  Compensation.

(i)                                     Salary.  During the Initial Employment Period, the Company shall pay the Executive a salary at a rate of Two Hundred Three Thousand Two Hundred Dollars ($203,200) per year.  All salary shall be paid according to the standard payroll practices of the Company (regarding timing of payments, standard employee deductions, income tax withholdings, social security deductions, etc.) as may be in place from time to time.

(ii)                                  Compensation During Modified Schedule.  In lieu of the salary set forth in Section 4(a)(i) above, during the Modified Schedule the Company shall compensate the Executive as follows: (A) the Company shall pay the Executive an amount equal to Twelve Thousand Dollars ($12,000.00) per calendar quarter (prorated for partial quarter services), and (B) if in any calendar quarter the Company requires more than eighty (80) hours of the Executive’s services, the Company shall pay the Executive an additional amount equal to One Hundred Fifty Dollars ($150.00) per hour; provided, however, that the maximum amount to be paid to the Executive under this paragraph (B) shall not exceed One Thousand Two Hundred Dollars ($1,200.00) per day.  Compensation payable by the Company under this Section 4(a)(ii) shall be paid to Executive on a semi-monthly or other regular basis as determined by the Company from time to time, subject to receipt of regular invoices for extra hours of services and business expenses provided for hereafter.

(b)                                 Business Expenses.  During the Initial Employment Period, the Modified Schedule and any subsequent time while serving on the Company’s Board of Directors, the Company shall reimburse the Executive for personal expenditures incurred in connection with the conduct of the Company’s business upon presentation of sufficient evidence of such expenditures as may be required by the Company’s policies as in place from time to time.

(c)                                  Benefits; Employment Taxes.

(i)                                     During the Initial Employment Period, the Executive shall be entitled to participate in any benefit plans that are made generally available to executive officers of the Company from time to time, including, without limitation, any deferred compensation, health, dental, life insurance, long-term disability insurance, retirement, pension or 401(k) savings plan.  Nothing in this Section 4(c) is intended, or shall be construed, to require the Company to institute or to continue any, or any particular, plan or benefit.  During the Initial

Employment Period, the Executive shall be entitled to fringe benefits as may be determined or granted from time-to-time by the Board or by the President acting under the authority of the Board; provided, however, that the Company shall provide the fringe benefits authorized by the Board on April 25, 1997 (which resolution is attached to this Agreement as Exhibit A) and shall not reduce or modify those benefits in a manner adverse to the Executive without the written consent of the Executive.  During the Initial Employment Period, the Executive shall be entitled to four (4) weeks (i.e., twenty (20) business days) of paid vacation time in each calendar year on a pro-rated basis.  During the Initial Employment Period, the Executive shall be entitled to all paid Company holidays.

(ii)                                  During the Modified Schedule, the Executive shall not be entitled to receive any vacation or illness payments, or to participate in any plans, arrangements or distributions by the Company pertaining to any bonus, stock option, profit sharing, insurance or similar benefits for the Company’s employees, except as set forth in Section 4(c)(iii) of this Agreement.

(iii)                               Limited Continuation of Health Benefits.  Notwithstanding any of the foregoing, during the Modified Schedule the Executive shall be entitled to health, optical and dental insurance plans that are generally available to executive officers of the Company (the “Health and Dental Plans”) until the earlier to occur of: (A) the date the Executive obtains alternative coverage, (B) the date the Executive is no longer eligible for coverage under the terms and conditions of the Health and Dental Plans, or (C) the expiration or termination of the Modified Schedule.

(d)                                 Directors and Officers Insurance; Indemnification.  For so long as the Executive serves as a director or officer of the Company during the Term, the Company shall maintain directors and officers insurance to insure the Executive to the same extent as the other directors or officers are insured, respectively.

4.A                             Milestone Payments and Interest; Release.

(a)                                  Milestone Payments.  The Executive hereby agrees that the Executive has been paid the Performance Milestone Payment and related interest thereon provided for in Section 4.A(b)(i)(A) of the Existing Agreement and earned the right to payment of the Performance Milestone Payment and related interest thereon provided for in Section 4.A(b)(i)(B) of the Existing Agreement (such latter milestone payment, the “Remaining Earned Milestone Payment”).  Subject to Sections 4.A(b) and 6(d) below, in consideration of the Executive’s performance of the Executive’s obligations owed to the Company under this Agreement and in full satisfaction of any and all obligations of the Company to pay Milestone Payments to the Executive under Section 4.A(b) of the Existing Agreement, the Executive and the Company hereby agree that the Company shall pay to the Executive one fourth of the Remaining Earned Milestone Payment on September 30, 2003 and one fourth of the Remaining Earned Milestone Payment upon the sale of Company golf course assets after the Effective Date, whereby the Company receives more than One Million Two Hundred Thousand Dollars ($1,200,000) of net cash proceeds.  The remaining one half of the Remaining Earned Milestone Payment shall be paid to the Executive upon the sale of Company golf course assets after the Effective Date, whereby the Company receives more than Two Million Five Hundred Thousand Dollars ($2,500,000) of net cash proceeds, and such receipts are not subject to holdback, claw-backs or any escrow or other limitations.  The Remaining Earned Milestone Payment shall be paid as provided for above by the Company to the Executive by check or wire transfer.  The Executive and the Company agree that the Remaining Earned Milestone Payment represents full and final payment of any and all obligations of the Company to the Executive under Section 4.A(b) of the Existing Agreement.

(b)                                 Notwithstanding the provisions of Section 4A(b)(iii) of the Existing Agreement, commencing October 1, 2003, interest on the unpaid portion of the Remaining Earned Milestone Payment shall be five percent (5%) per annum.

(c)                                  Release.  In consideration of and in full satisfaction of any and all obligations of the Company as aforesaid, the Executive shall execute and deliver a full release of the Company (and its affiliates) to the Company in the form attached hereto as Exhibit B.

5.                                       Termination of Initial Employment Period.  The Executive’s employment during the Initial Employment Period shall be terminated upon the earlier to occur of:

(a)                                  Death.  The Executive’s employment under this Agreement shall terminate upon the Executive’s death.

(b)                                 Disability.  The Executive’s employment under this Agreement shall terminate upon the Executive’s physical or mental disability or infirmity which, in the opinion of a competent physician selected by the Board, renders the Executive unable to perform the Executive’s duties under this Agreement for more than one hundred twenty (120) days during any one hundred eighty (180) day period.

(c)                                  Employment-At-Will; Termination by Company for Any Reason.  The Executive’s employment hereunder is “at will” and may be terminated by the Company at any time with or without Good Reason by delivery of a written notice of termination to the Executive (the “Notice of Termination of Initial Employment”).  The Notice of Termination of Initial Employment shall set forth (i) if the Executive’s employment is terminated by the Company with Good Reason, a description in reasonable detail of the facts and circumstances claimed to provide a basis for the termination of the Executive’s employment with Good Reason, and (ii) the date such termination shall become effective, which date shall in any event, be at least forty-five (45) days from the date the Notice of Termination of Initial Employment is delivered to the Executive.

(d)                                 Voluntary Resignation.  Subject to Section 4.A above, the Executive may voluntarily resign the Executive’s position and terminate the Executive’s employment with the Company at any time by delivery of a written notice of resignation to the Company (the “Notice of Resignation”).  The Notice of Resignation shall set forth (i) if the Executive resigns with Good Cause, a description in reasonable detail of the facts and circumstances claimed to provide a basis for the Executive’s resignation with Good Cause, and (ii)  the date such resignation shall become effective, which date shall in any event be at least ten (10) days (thirty (30) days in the event of a resignation with Good Cause following a Change of Control) from the date the Notice of Resignation is delivered to the Company.

(e)                                  Initial Employment End Date.  September 30, 2003.

(f)                                    Date of Initial Employment Termination. “Date of Initial Employment Termination” shall mean (i) if the Executive’s employment is terminated by the Executive’s death, the date of the Executive’s death; (ii) if the Executive’s employment is terminated by reason of the Executive’s disability, the date of the opinion of the physician referred to in Section 5(b), above; (iii) if the Executive’s employment is terminated by the Company pursuant to Section 5(c) above, the date specified in the Notice of Termination of Initial Employment; (iv) if the Executive voluntarily resigns pursuant to Section 5(d) above (but subject to Section 4.A above), the date specified in the Notice of Resignation; or (v) September 30, 2003.

(g)                                 “Good Reason” means a finding by the Board that (A) the Executive materially breached any of the material terms of this Agreement, or (B) the Executive acted with gross negligence, willful misconduct or fraudulently in the performance of the Executive’s duties hereunder; provided, however, that if the Board elects, in its sole discretion, to give Executive a warning and opportunity to cure the material breach or other conduct that is alleged to constitute Good Reason and if the Executive does effect such a cure within the cure period specified by the Board, then such default shall no longer constitute “Good Reason” under this Agreement.

5.A.                          Termination of Modified Schedule.   The Executive’s employment during the  Modified Schedule shall be terminated upon the earlier to occur of:

(a)                                  Termination by the Company for Any Reason.  The Company may terminate the Executive’s employment during the Modified Schedule any time with or without Good Reason by delivery of a written notice of termination to the Executive (the “Notice of Termination of Modified Schedule”).  The Notice of Termination of Modified Schedule shall set forth the date such termination of the Modified Schedule shall be effective.

(b)                                 Termination by Executive.  Subject to Section 4.A above, the Executive may terminate the Modified Schedule with Good Cause at any time by delivery of a written notice of termination to the Company (the “Notice of Executive Termination of Modified Schedule”).  The Notice of Executive Termination of Modified Schedule shall set forth (i) a description in reasonable detail of the facts and circumstances claimed to provide a basis for the termination of the Modified Schedule with Good Cause, and (ii) the date such termination of the Modified Schedule shall be effective, which date shall in any event be at least thirty (30) days from the date the Notice of Resignation is delivered to the Company in the event of a Termination of Modified Schedule with Good Cause following a Change of Control.

(i)                                     “Good Cause” means the occurrence, without the express written consent of the Executive, of any of the following events, unless in the case of (A) and (B) immediately below, such event is substantially corrected by the Company within forty-five (45) days following written notification by the Executive to the Company that the Executive intends to terminate the Executive’s employment or the Modified Schedule under this Agreement because of such event:

(A)                              any reduction or diminution in the compensation, benefits or responsibilities of the Executive, except as provided for under this Agreement;

(B)                                any material breach or material default by the Company under any material provision of this Agreement; or

(D)                               any Change in Control (as defined below).

(ii)                                  For the purposes of this Agreement, “Change in Control” means the occurrence of any of the following events after the effective date of the first initial public offering of the Company’s common stock:

(A)                              (1) the stockholders approve a plan relating to the merger of the Company, and such merger is consummated; or (2) the stockholders adopt a plan relating to the complete liquidation of the Company (other than the plan approved by the Board on February 25, 2001 or any amendment thereto), and such plan is substantially completed.

(B)                                a Person (as defined below) directly or indirectly becomes the “beneficial owner” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Securities Exchange Act of 1934) of more than twenty-five percent (25%) of the total voting power of the total outstanding voting securities of the Company on a fully diluted basis; provided, however, that beneficial ownership of partnership units in Golf Trust of America, L.P. shall not be considered beneficial ownership of voting securities of the Company;

(C)                                a Person directly or indirectly acquires or agrees to acquire all or substantially all of the assets and business of the Company (other than pursuant to a plan of liquidation);

(D)                               for any reason during any period of two (2) consecutive years (not including any period prior to the date of this Agreement) a majority of the Board is constituted by individuals other than (1) individuals who were directors immediately prior to the beginning of such period, and (2) new directors whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors immediately prior to the beginning of the period or whose election or nomination for election was previously so approved.

(c)                                  Date of Termination of Modified Schedule. “Date of Termination of Modified Schedule” shall mean (i) if the Modified Schedule is terminated by the Company pursuant to Section 5.A(a) above, the date specified in the Notice of Termination of Modified Schedule; (ii) if the Modified Schedule is terminated by the Executive pursuant to Section 5.A(b) above (subject to Section 4.A above ), the date specified in the Notice of Executive Termination of Modified Schedule; or (iii) June 30, 2004.

6.                                       Obligations Upon Termination.

(a)                                  Return of Property.  The Executive hereby acknowledges and agrees that all personal property and equipment furnished to or prepared by the Executive in the course of or incident to the Executive’s employment  belongs to the Company and shall be promptly returned to the Company upon termination of the Modified Schedule (or if this Agreement is terminated prior to the commencement of the Modified Schedule, on the Date of Initial Employment Termination).

(b)                                 Complete Resignation.  Upon the termination or expiration of the Modified Schedule (or if this Agreement is terminated prior to the commencement of the Modified Schedule, on the Date of Initial Employment Termination) and unless otherwise requested in writing by the Board, the Executive shall be deemed to have resigned from all offices and directorships then held with the Company or any of its subsidiaries.

(c)                                  Survival of Representations, Warranties, Covenants and Other Provisions.  The representations and warranties contained in this Agreement and the parties’ obligations under Section 4(d), Section 4.A, this Section 6, Sections 7 through 9, and Sections 16 through 18, inclusively, shall survive termination of the Initial Employment Period and the Modified Schedule and the termination or expiration of this Agreement.

(d)                                 Release.  In exchange for the Company entering into this Agreement and the terms and conditions of Section 4.A above, the Executive agrees that, at the time of the termination of the Modified Schedule, the Executive will execute a release acceptable to the Company of all liability of the Company and its officers, stockholders, employees and directors to the Executive in connection with or arising out of the Executive’s employment relationship with the Company.

7.                                       Compensation Upon Termination.

(a)                                  Termination Under Sections 5(a) or 5(b).  Except for the provisions of Section 4.A above, the Executive shall not be entitled to any payments following the Initial Employment Period in the event the Initial Employment Period terminates due to death or disability pursuant to Sections 5(a) or 5(b) above.

(b)                                 Termination Under Section 5.  In the event of any termination of the Initial Employment Period pursuant to Section 5 above, the Executive shall be entitled to retain any and all options to purchase securities of the Company granted to the Executive pursuant to the terms and conditions of any of the Company’s stock incentive plans or otherwise that have vested as of the date of such termination.

(c)                                  Benefits Under Section 4 (c) (iii).  If, in spite of the provisions of Section 4(c)(iii) of this Agreement entitling the Executive to benefits under the Company’s Health and Dental Plans for a limited period of time following the termination of the Initial Employment Period, such benefits are not payable or provideable under any such plan to the Executive, or to the Executive’s dependents, beneficiaries or estate, because the Executive is no longer deemed to be an employee of the Company, then the Company shall independently pay or provide for payment of such benefits for so long as the Executive is entitled to such benefits under Section 4(c)(iii) of this Agreement.

(d)                                 Excess Parachute Payment.  In the event that any payment by or on behalf of the Company or Golf Trust of America, L.P. (or any affiliate of or successor to either of them) to Executive (whether or not such payment is required under this Agreement) qualifies, or on the advice of the Executive’s counsel or the Company’s auditors could reasonably be expected to qualify, as an “excess parachute payment” under Section 280G or Section 4999 of the Internal Revenue Code of 1986, as amended (the “Tax Code”), the Company shall immediately make additional payments in cash to Executive (so called “gross-up payments”) so that the Executive will be put in the same after-tax position as the Executive would have been in had no excise tax been imposed by Section 4999 of the Tax Code (or any successor or similar provision).  In the event that the Company makes a payment under this Section 7(d) in the expectation that such excise tax may be imposed, but such tax is not ultimately imposed, the Executive shall refund the payment to the Company upon its written request, plus any interest actually earned on such funds while in the Executive’s possession (net of the Executive’s tax liability on such interest).

8.                                       Covenant of Confidentiality.  In addition to the agreements set forth in Section 6 above, the Executive hereby agrees that the Executive will not, during the Term and one (1) year thereafter, directly or indirectly disclose or make available to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, any Confidential Information.  As used in this Agreement, “Confidential Information” means:  non-public information disclosed to the Executive or known by the Executive as a consequence of or through the Executive’s relationship with the Company, about the Company’s subsidiaries, affiliates and partners thereof, owners, customers, employees, business methods, public relations methods, organization, procedures or finances, including, without limitation, information of or relating to properties that the Company or any of its affiliates, subsidiaries or partners thereof owns or may be considering acquiring an interest in; provided, however, that the Executive shall not be obligated to treat as confidential, or return to the Company copies of, any Confidential Information that (i) was publicly known at the time of disclosure to the Executive, (ii) becomes publicly known or available thereafter other than by any means in violation of this Agreement or any other duty owed to the Company by any person or entity, or (iii) the Executive is required by law to disclose to a third party.

9.                                       Covenant Not to Compete.

(a)                                  Limitations.  The Executive agrees that during the Initial Employment Period the Executive will devote substantially the Executive’s full working time to the business of the Company and, throughout the Term, will not engage in any competitive business.  Subject to such full-time requirement and the other restrictions set forth in this Section 9 and Section 3(d) above, the Executive shall be permitted to continue the Executive’s existing business investments and activities and may pursue additional business investments.  Without limiting the foregoing, the Executive specifically covenants that during the Term and one (1) year thereafter the Executive shall not:

(i)                                     compete directly with the Company in a business similar to that of the Company;

(ii)                                  compete directly or indirectly with the Company, its subsidiaries and/or its partners, potential golf course buyers, potential buyers of the Company (and/or its affiliates), potential buyers of any preferred stock of the Company or potential buyers of any debt of the Company (or any of its affiliates) (collectively, the “Non-Compete Parties”) with respect to any acquisition or development of any real estate project undertaken or being considered by the Non-Compete Parties at any time during the Initial Employment Period or the Modified Schedule;

(iii)                               lend or allow the Executive’s name or reputation to be used by or in connection with any business competitive with the Company, its subsidiaries and/or partners thereof; excepting, however, the Executive shall have the right during the period of the Modified Schedule to be employed by any business competitive with the Company so long as the Executive does not have direct or indirect responsibility for any interaction with the Company or analysis thereof, and is wholly screened-off from such interaction and analysis by the business competitive with the Company.

(iv)                              intentionally interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between the Company, its subsidiaries and/or partners thereof, and any lessee, tenant, supplier, contractor, lender, employee or governmental agency or authority.

(b)                                 The provisions of this Section 9 shall survive for the Term and one (1) year thereafter and no longer.

10.                                 Injunctive Relief and Enforcement.  In the event of breach by the Executive of the terms of Sections 6, 8 or 9 of this Agreement, the Company shall be entitled to institute legal proceedings to enforce the specific performance of this Agreement by the Executive and to enjoin the Executive from any further violation of Sections 6, 8 or 9 and to exercise such remedies cumulatively or in conjunction with all other rights and remedies provided by law and not otherwise limited by this Agreement. The Executive acknowledges, however, that the remedies at law for any breach by him of the provisions of Sections 6, 8 or 9 may be inadequate. In addition, in the event the agreements set forth in Sections 6, 8 or 9 shall be determined by any court of competent jurisdiction to be unenforceable by reason of extending for too great a period of time or over too great a geographical area or by reason of being too extensive in any other respect, each such agreement shall be interpreted to extend over the maximum period of time for which it may be enforceable and to the maximum extent in all other respects as to which it may be enforceable, and enforced as so interpreted, all as determined by such court in such action.

11.                                 Notice.  For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered, when transmitted by telecopy with receipt confirmed, or one day after delivery to an overnight air courier guaranteeing next day delivery, addressed as follows:

If to the Executive:	Scott D. Peters
2758 Christ Church Court
Mt. Pleasant, South Carolina 29464
telecopy: (843) 971-7487

If to the Company:	Golf Trust of America, Inc.
14 North Adger’s Wharf
Charleston, South Carolina 29401
Attention: Chief Executive Officer
telecopy: (843) 723-0479

With a copy to:	O’Melveny & Myers LLP
Embarcadero Center West
275 Battery Street, Suite 2600
San Francisco, California 94111-3305
Attention: Peter T. Healy, Esq.
telecopy: (415) 984-8701

or to such other address as any such party may furnish to the others from time to time in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

12.                                       Severability.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect; provided, however, that if any one or more of the terms contained in Sections 6, 8 or 9 of this Agreement hereto shall for any reason be held to be excessively broad with regard to time, duration, geographic scope or activity, that term shall not be deleted but shall be reformed and constructed in a manner to enable it to be enforced to the extent compatible with applicable law.

13.                                       Assignment.  This Agreement may not be assigned by the Executive, but may be assigned by the Company to any successor to its business and will inure to the benefit and be binding upon any such successor.

14.                                       Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

15.                                       Headings.  The headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

16.                                       Choice of Law; Consent to Jurisdiction.  This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of South Carolina (without reference to the choice of law provisions of the State of South Carolina), except with respect to matters of law concerning the internal corporate affairs of any corporate entity which is a party to or the subject of this Agreement, and as to those matters the law of the jurisdiction under which the respective entity derives its powers shall govern.  Each of the parties agree to submit to the exclusive jurisdiction of the federal and state courts of the State of South Carolina with respect to the interpretation of this Agreement or for the purposes of any action arising out of or relating to this Agreement.

17.                                       LIMITATION ON LIABILITIES.  IF EITHER THE EXECUTIVE OR THE COMPANY IS AWARDED ANY DAMAGES AS COMPENSATION FOR ANY BREACH OR ACTION RELATED TO THIS AGREEMENT, A BREACH OF ANY COVENANT CONTAINED IN THIS AGREEMENT (WHETHER EXPRESS OR IMPLIED BY EITHER LAW OR FACT), OR ANY OTHER CAUSE OF ACTION BASED IN WHOLE OR IN PART ON ANY BREACH OF ANY PROVISION OF THIS AGREEMENT, SUCH DAMAGES SHALL BE LIMITED TO CONTRACTUAL DAMAGES AND SHALL EXCLUDE (I)

PUNITIVE DAMAGES, AND (II) CONSEQUENTIAL AND/OR INCIDENTAL DAMAGES (E.G., LOST PROFITS AND OTHER INDIRECT OR SPECULATIVE DAMAGES). THE MAXIMUM AMOUNT OF DAMAGES THAT THE EXECUTIVE MAY RECOVER FOR ANY REASON SHALL BE THE AMOUNT EQUAL TO ALL AMOUNTS OWED (BUT NOT YET PAID) TO THE EXECUTIVE PURSUANT TO THIS AGREEMENT THROUGH ITS NATURAL TERM, PLUS INTEREST ON ANY DELAYED PAYMENT AT THE MAXIMUM RATE PER ANNUM ALLOWABLE BY APPLICABLE LAW FROM AND AFTER THE DATE(S) THAT SUCH PAYMENTS WERE DUE.

18.                                       WAIVER OF JURY TRIAL.  TO THE EXTENT APPLICABLE, EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT.

19.                                       Entire Agreement.  This Agreement, and the related agreements referred to herein, contain the entire agreement and understanding between the Company and the Executive with respect to the employment of the Executive by the Company as contemplated hereby and no representations promises agreements or understandings written or oral, not herein contained shall be of any force or effect.  This Agreement shall not be changed unless in writing and signed by both the Executive and the Board of Directors of the Company.

20.                                       Executive’s Acknowledgment.  The Executive acknowledges (a) that the Executive has had the opportunity to consult with independent counsel of the Executive’s own choice concerning this Agreement, and (b) that the Executive has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on the Executive’s own judgment.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first written above.

“COMPANY”

GOLF TRUST OF AMERICA, INC., a Maryland corporation

By:	/s/ W. Bradley Blair, II
W. Bradley Blair, II
President and Chief Executive Officer

“EXECUTIVE”

/s/ Scott D. Peters
SCOTT D. PETERS

S-1

EXHIBIT A

Board Minutes of April 25, 1997

14.                                 Compensation Committee Matters

Mr. Chapman, Chairman of the Compensation Committee, led a discussion of compensation matters.

a.                                       Approval of Benefit Plans

After discussion, upon motion duly made, seconded and unanimously carried, the following recitals and resolutions were adopted by the Board:

WHEREAS, the employment agreements between the Company and W. Bradley Blair, II, David J. Dick and Scott D. Peters (collectively the “Executives”) contemplate but do not require that the Company will establish certain benefit plans for its Executives;

WHEREAS, this Board of Directors deems it advisable and in the best interest of the Company and its stockholders to make certain benefit plans available to the Executives; and

WHEREAS, this Board of Directors deems it appropriate to direct the provision of certain employee benefits and the adoption of certain benefit plans;

NOW, THEREFORE, BE IT RESOLVED, that the Company shall offer the following benefits to each of the Executives:

1.                                       Financial planning, tax compliance assistance and related services (to be provided initially by the Company’s accountant, and thereafter by such provider as the President shall select);

2.                                       Accidental death and dismemberment insurance plan;

3.                                       Long-term disability insurance (at 50% of employee’s salary);

4.                                       Payment of, or reimbursement for, professional association dues, professional licensing fees, continuing education tuition and associated expenses.

RESOLVED FURTHER, that the Company shall provide the following benefits to each of the Executives with the frequency or in the amounts indicated:

1.                                       Full health exam and medical testing available on the following basis:

Blair:	Annually
Dick:	Bi-Annually
Peters:	Bi-Annually

2.                                       Automobile allowances in the following amounts or, at the Compensation Committee’s option and on such terms and conditions as the Compensation Committee shall specify, use of Company automobiles:

Blair:	$1000/month
Dick:	$800/month
Peters:	$600/month

RESOLVED FURTHER, that the enumeration of benefits in these resolutions is non-exclusive and shall not be construed to limit the availability of other benefits for which the Executives or any of them are otherwise eligible.

RESOLVED FURTHER, that W. Bradley Blair, II and such other officers as he may from time to time designate be, and hereby are, authorized and empowered on behalf of and by the Company and in its name to enter into contracts with providers of the above benefit packages as each shall deem advisable to accomplish the purposes of these resolutions.

RESOLVED FURTHER, that each of the officers of this Company be, and hereby is, authorized and empowered on behalf of this Company and in its name to execute any applications, certificates, agreements, or any other instruments or documents or amendments or supplements thereto, or to do and to cause to be done any and all other acts and things as such officers may in their discretion deem necessary or appropriate to carry out the purposes of each of the foregoing resolutions, the execution and delivery of such documents and the taking of such actions to be conclusive evidence of the necessity or appropriateness thereof.

RESOLVED FURTHER, that any and all actions heretofore or hereafter taken by any appropriate officer or authorized representative of this Company within the terms or intent of any of the foregoing resolutions be, and hereby are, ratified and confirmed as the act and deed of this Company.

EXHIBIT B

FORM OF RELEASE